LEV PHARMACEUTICALS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE AND SCOPE

Lev Pharmaceuticals, Inc. (the "Company" or "Lev") expects that all its employees will maintain the highest level of integrity in their dealings with and on behalf of the Company, including dealings with its banks, with its stockholders and with others from whom Lev obtains financing.

This Code of Business Conduct and Ethics ("Code") is intended to document the principles of conduct and ethics to be followed by the Company's directors, officers and employees, including its principal financial officer and its principal accounting officer. Its purpose is to:

      o Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

      o Promote full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by Lev,

      o Promote compliance with applicable governmental rules and regulations,

      o Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues,

      o     Provide mechanisms to report unethical conduct, and

      o     Help foster a culture of honesty and accountability.

Lev expects all its directors, officers and employees to comply at all times with the principles in this Code. A violation of this Code by an employee is grounds for disciplinary action up to and including discharge and possible legal prosecution.

FAIR DEALING

Each employee will at all times deal fairly with the Company's customers, suppliers, competitors and employees. While we expect our employees to try hard to advance the interests of Lev, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing. No illegal business practices will be tolerated.

No employee is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair-dealing practice.


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COMPLIANCE WITH LAWS, RULES AND REGULATIONS (INCLUDING INSIDER TRADING LAWS)

Employees must at all times comply in all material respects with all applicable laws, rules and regulations.

Directors, officers and employees are required to comply with Lev's policies with respect to non-public information, and with all other policies applicable to them that are adopted by the Company from time to time.

All employees must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission ("SEC") and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

CONFLICTS OF INTEREST

Directors, officers and employees must do everything they reasonably can to avoid conflicts of interest or the appearance of conflicts of interest.

A "conflict of interest" exists when an individual's private interest interferes in any way with the interests of the Company. Conflict situations would include:

         (1) When a director, officer or employee, or a member of his or her family, will benefit personally from something the director, officer or employee does or fails to do that is not in the best interests of Lev;

         (2) When an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company tasks and responsibilities objectively and effectively; and

         (3) When an employee, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position with Lev. Loans to, or guarantees of obligations of, such persons are of special concern.

If a conflict of interest becomes unavoidable, a director or the principal executive officer will promptly report the conflict of interest to the Board of Directors of the Company ("Board"), an officer other than the principal executive officer will promptly report the conflict of interest to the principal executive officer and any other employee will promptly report the conflict of interest to his or her supervisor. In each instance the director, officer or employee will work with the person or persons to whom a conflict of interest is reported to devise an arrangement by which (1) that person or those persons (or their designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the director, officer or employee who has a conflict will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) arrangements will be made to ensure that the director, officer or employee will not profit personally from the situation that causes the conflict of interest, and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.


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Employees and officers of the Company should not be employed by, nor serve in any capacity with, any corporation that competes with Lev. Without prior approval from the Board, an employee may not do business with, or be employed by, serve as a director of, or represent a corporation or anyone else who does business with Lev.

Employees and officers may not own an interest in an entity which competes or does business with Lev without the prior written approval of the Board. However, it is not considered a conflict of interest (and therefore, prior written approval is not required) to make investments in competitors, clients or suppliers that are listed on a national or international securities exchange so long as the total value of such investment is less than 2% of the outstanding stock of the corporation and the amount is not so significant that it would affect the business judgment of the employee or officer on behalf of Lev.

Members of the Board have a special responsibility because the Company's directors are prominent individuals with substantial other responsibilities. To avoid conflicts of interest, directors are expected to disclose to their fellow directors any personal interest they may have in a transaction in which the Board is involved and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of the Company. This paragraph shall also apply to any executive officers of the Company.

CORPORATE OPPORTUNITIES

No director, officer or employee will:

         (1) take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

         (2) make it possible for someone other than Lev to take advantage of an opportunity in any of the Company's areas of business of which the director, officer or employee becomes aware in the course of his or her activities on behalf of Lev, unless the Company has expressly decided not to attempt to take advantage of the opportunity;

         (3) otherwise use Lev corporate property, information, or position for personal gain; or

         (4) compete with Lev generally or with regard to specific transactions or opportunities.


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Directors, officers and employees owe a duty to Lev to advance the Company's legitimate interests when the opportunity to do so arises.

CONFIDENTIALITY

Directors, officers and employees must maintain the confidentiality of all information entrusted to them by Lev or its customers that is treated by them as confidential, except when disclosure is authorized by Lev or legally mandated. Confidential information includes all information that may be of use to Lev's competitors, or that could be harmful to the Company or its customers, if disclosed.

Directors, officers and employees will comply with all confidentiality policies adopted by Lev from time to time, and with confidentiality provisions in agreements to which they or the Company are parties.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Directors, officers and employees will in all practicable ways protect Lev's assets and ensure their efficient use.

Directors, officers and employees will use Lev's assets only for the Company's legitimate business purposes.

CHANGE IN OR WAIVER OF PROVISIONS OF THE CODE

Any waiver of any provision of this Code must be approved:

      o With regard to any director or officer, by the Board, or if a significant number of its members will be personally affected by the waiver, by a committee consisting entirely of directors who will not be personally affected by the waiver; or

      o With regard to any employee who is not an officer of the Company, by the employee's supervisor or such other person as may be designated by Lev's chief executive officer.

No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of Company reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver. Lev will promptly disclose on Form 8-K, by means of the filing of such form and dissemination by the Internet or by other electronic means, any change in or waiver of the Code.

Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to the Company's stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which the Company's securities are listed or quoted.


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COMPLIANCE

Directors, officers and employees must report promptly any violations of this Code (including any violations of the requirement of compliance with law). Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

Normally, a possible violation of this Code by an employee other than an officer of the Company should be reported to the supervisor of the employee who commits the violation. However, any employee may report any possible violation to such person designated by the Board from time to time as the appropriate recipient of such reports (the "Designated Recipient").

A possible violation of this Code by a director or an officer of the Company should be reported to the Designated Recipient. If an employee believes that in a particular situation it would not be appropriate to report a possible violation by a director or officer to the Designated Recipient, the employee may report the possible violation to the principal executive officer of Lev, to the Chairman of the Audit Committee of the Board, or to any other officer or director of the Company to whom the employee believes it would be appropriate to report the possible violation.

The identity of the employee who reports a possible violation of this Code by another employee will be kept confidential, except to the extent the employee who reports the possible violation consents to be identified or the identification of that employee is required by law.

Possible violations may be reported orally or in writing and may be reported anonymously.

The Company will not allow retaliation for reports of possible violations made in good faith.

TERMS USED IN THIS CODE

Any reference in this Code to Lev or to an employee of Lev is to Lev Pharmaceuticals, Inc. and all its subsidiaries.

Any reference in this Code to a director or officer of Lev is to a director or officer of Lev Pharmaceuticals, Inc. It does not refer to a person who may be an officer of a subsidiary unless the person in fact functions as an officer of Lev Pharmaceuticals, Inc., because the person is regularly involved in setting policy for Lev Pharmaceuticals, Inc. and its subsidiaries. For purposes of this Code, a person who is an officer of a subsidiary will be treated as an employee, but not an officer, of Lev Pharmaceuticals, Inc.